EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933 provides that if any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by the accountant.

On March 18, 2002, we dismissed Arthur Andersen LLP (Arthur Andersen) as our independent auditors. Prior to the date of filing this Form 10-K, Arthur Andersen ceased operations. After reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference of Arthur Andersen’s audit report with respect to our financial statements as of September 30, 2001 and for the years ended September 30, 2001 and 2000 into our Registration Statements (Reg. Nos. 33-66980, 33-86230, 333-01874, 333-03865, 333-22943, 333-28717, 333-45991, 333-60321, 333-62576, 333-70354, 333-73201, 333-82879, and 333-88114). Such audit report is included in this Form 10-K.

Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act. We believe, however, that other persons who are liable under Section 11(a) of the Securities Act, including our officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. The law in this area remains unsettled, however, and no assurance can be given that a court will find such reliance to be justified.